Exhibit 4.11

Working Capital Loan Contract

Borrower: Jiangxi Universe Pharmaceuticals Co., Ltd.

Lender: Jiangxi Luling Rural Commercial Bank Co., Ltd.

Special Reminder: To protect the legitimate rights and interests of the Borrower, the Lender specially requests the Borrower to pay full attention to all clauses concerning the rights and obligations of both parties, especially the content in bold. If the Borrower has any objections, it shall raise them to the Lender. If there are no objections, after being signed by both parties, all clauses of this Contract are the true expressions of the intentions of both parties, have legal binding force, and are protected by law.

Term of the Loan

From November 4, 2025 to November 3, 2028.

●	If the loan amount under this Contract is a revolving line of credit, the validity period of the line of credit shall be consistent with the agreed effective use period of the loan under the Contract, and the term of each loan shall be subject to the period recorded in the loan voucher.

●	If the loan amount under this Contract is a non-revolving line of credit, the loan term shall be consistent with the agreed effective use period of the loan under the Contract, and the specific loan term shall be subject to the period recorded in the loan voucher.

●	If the Borrower commits any of the default events listed in Article 19 of this Contract, the Borrower agrees that the Lender may recall the loan in advance, and the date on which the Lender declares the advance recall of the loan shall be the maturity date of the loan.

Purpose of the Loan

Purpose of the loan: Working capital turnover.

Without the prior written consent of the Lender, the Borrower shall not change the purpose of the loan or divert the loan for other uses, and the Lender has the right to supervise the use of the loan.

Loan Interest Rate and Interest Calculation and Settlement

1. Loan Interest Rate

The loan interest rate shall be calculated on a simple interest basis and determined in accordance with the following method:

(1)	Fixed interest rate: Annual interest rate of 35%; or based on the latest one-year Loan Prime Rate (LPR) published on the working day before the signing date of this Contract or the withdrawal date, plus/minus ybp (1bp = 0.01%), with an annual interest rate of 34.5%, and the interest rate shall remain unchanged during the loan term.

(2)	Floating interest rate:

The annual interest rate shall be determined by adding/minus bp to/from the latest one-year Loan Prime Rate (LPR) published on the working day before the withdrawal date. The value of the spread (addition/minus points) shall remain unchanged during the validity period of this Contract. If the Loan Prime Rate (LPR) is adjusted, the method for determining the loan interest rate shall be handled in accordance with the following method, and the Lender shall not notify the Borrower separately:

①	Annual adjustment: From January 1 of the following year, the interest rate shall be implemented by adding/minus the agreed points to/from the newly published LPR;

②	Anniversary adjustment: On the corresponding date of the same month and day each year, the interest rate shall be implemented by adding/minus the agreed points to/from the newly published LPR;

③	Quarterly adjustment (1): On the corresponding date of the first month of each quarter, the interest rate shall be implemented by adding/minus the agreed points to/from the newly published LPR;

④	Quarterly adjustment (2): On the 1st day of the first month of each quarter, the interest rate shall be implemented by adding/minus the agreed points to/from the newly published LPR;

⑤	Monthly adjustment (1): On the corresponding date of each month, the interest rate shall be implemented by adding/minus the agreed points to/from the newly published LPR (if there is no corresponding date in the adjustment month, the last day of the month shall be the corresponding date);

⑥	Monthly adjustment (2): On the 1st day of each month, the interest rate shall be implemented by adding/minus the agreed points to/from the newly published LPR;

⑦	Immediate adjustment: From the next day of the new LPR publication, the new LPR shall be used to implement the interest rate by adding/minus the agreed points as specified in this Contract.

(3)	Other methods:

If the Borrower chooses the "(2) Floating interest rate" method, in case the Loan Prime Rate (LPR) increases, the monthly repayment amount of the Borrower will increase. If the Borrower still repays according to the repayment amount before the adjustment, the monthly repayment amount will be insufficient, resulting in penalty interest and compound interest, and affecting the Borrower's credit record.

2. Interest Settlement Method

The Borrower shall settle interest in accordance with the following Method 2:

(1)	Quarterly interest settlement: The 20th day of the last month of each quarter shall be the interest settlement date, and the 21st day shall be the interest payment date.

(2)	Monthly interest settlement: The 20th day of each month shall be the interest settlement date, and the 21st day shall be the interest payment date.

(3)	Other methods:

If the final repayment date of the loan principal is not an interest payment date, the final repayment date of the loan principal shall be the interest payment date, and the Borrower shall pay off all accrued interest.

3. Penalty Interest Rate

(1)	If the Borrower fails to repay the loan within the agreed term, interest on the overdue part shall be calculated at the overdue loan penalty interest rate from the date of overdue until the principal and interest are fully repaid;

(2)	If the Borrower fails to use the loan for the agreed purpose, interest on the misappropriated part shall be calculated at the misappropriated loan penalty interest rate from the date of misappropriation until the principal and interest are fully repaid;

(3)	For loans that are both overdue and misappropriated, interest shall be calculated at the misappropriated loan penalty interest rate;

(4)	For interest and penalty interest that the Borrower fails to pay on time, compound interest shall be calculated at the penalty interest rate specified in this paragraph in accordance with the interest settlement method agreed in Paragraph 2 of this Article;

(5)	When calculating penalty interest and compound interest, if the loan interest rate agreed in this Contract is adjusted, the penalty interest and compound interest shall be calculated at the adjusted rate from the adjustment date;

(6)	Penalty interest rate:

The overdue loan penalty interest rate shall be 50% higher than the loan interest rate agreed in Paragraph 1 of this Article; the misappropriated loan penalty interest rate shall be 100% higher than the loan interest rate agreed in Paragraph 1 of this Article.

Loan Disbursement and Repayment Account

The Borrower shall open the following account with the Lender as the loan disbursement and repayment account, and the disbursement, payment and repayment of the loan shall be handled through this account:

Bank of deposit: Xilingfa Commercial Bank

Account name: Jiangxi Dasheng Pharmaceutical Co., Ltd.

Account number:

Repayment

Unless otherwise agreed by both parties, the Borrower shall repay the loan under this Contract in accordance with the following Repayment Plan 1:

1.	Repay all loans under this Contract on the maturity date of the loan term.

2.	Repay the loan under this Contract in accordance with the following repayment plan:

| Installment | Repayment Amount | Repayment Date |

| ---- | ---- | ---- |

| 1 | | |

|... | | |

| Total | | |

3.	Other repayment plans:

4.	If the Borrower intends to repay the loan in advance, it shall obtain the consent of the Lender 3 banking working days in advance.

Guarantee

The loan under this Contract is a guaranteed (credit/guaranteed) loan, and the guarantee method is guarantee (guarantee/mortgage/pledge). A separate guarantee contract shall be signed.

Contractually Agreed Financial Indicators of the Borrower

1.

2.

3.

Dispute Resolution

1.	After the effectiveness of this Contract, all disputes arising from the conclusion, performance of this Contract or in connection with this Contract may be resolved through negotiation between both parties. If negotiation fails, either party may file a lawsuit with the people's court having jurisdiction over the place where the Lender is located in accordance with the law.

2.	During the dispute resolution period, if the dispute does not affect the performance of other clauses of this Contract, those other clauses shall continue to be performed.

3.	Upon negotiation between all parties, this Contract may be notarized for compulsory execution. The Borrower agrees that this Contract shall have the effect of compulsory execution after notarization. If the Borrower fails to perform its obligations under this Contract, the Lender may apply to the people's court having jurisdiction for execution in accordance with the law.

Contract Effectiveness

This Contract shall take effect on the date of signature and seal by both parties.

This Contract is made in triplicate, with the Borrower, the Lender and the registration authority each holding one copy, all of which have the same legal effect.

Other Agreed Matters

Chapter II Standard Clauses

Article 12 Interest Calculation

Interest shall accrue from the actual withdrawal date of the Borrower, calculated based on the actual withdrawal amount and the number of days of use.

Interest calculation formula: Interest = Principal × Actual days × Daily interest rate.

The daily interest rate is calculated based on 360 days in a year, with the conversion formula: Daily interest rate = Annual interest rate / 360.

Article 13 Conditions for Loan Disbursement

1.	The Borrower must meet all the following conditions for loan disbursement; otherwise, the Lender has no obligation to disburse any funds to the Borrower, unless the Lender agrees to make an advance disbursement:

(1)	This Contract and its attachments have taken effect;

(2)	The Borrower has reserved with the Lender documents, bills, seals, lists of personnel and signature samples related to the conclusion and performance of this Contract, and completed relevant vouchers;

(3)	The Borrower has opened the necessary accounts for the performance of this Contract as required by the Lender;

(4)	Submit a written withdrawal notice and relevant documents proving the purpose of the loan to the Lender 3 banking working days before the withdrawal, and the provided documents proving the purpose of the loan are consistent with the agreed purpose, and complete the relevant withdrawal procedures;

(5)	The Borrower has submitted to the Lender the resolution and power of attorney of the board of directors or other authorized departments agreeing to the signing and performance of this Contract;

(6)	In accordance with relevant regulatory requirements and the Lender's management requirements, loans exceeding a certain amount or meeting other conditions shall adopt the Lender's entrusted payment method. The Lender shall pay the loan to the payment object in line with the agreed purpose of this Contract according to the Borrower's withdrawal application and payment entrustment;

(7)	Except for credit loans, the Borrower has provided corresponding guarantees as required by the Lender and completed all relevant guarantee procedures, and the guarantees are legal and valid;

(8)	No default has occurred under this Contract or other contracts signed between the Borrower and the Lender;

2.	From the date of signing this Contract, if the Borrower does not make any withdrawal for 3 consecutive months, the Lender has the right to cancel the loan line.

Article 14 Special Agreements on Revolving Loans (Maximum Amount Loans)

1.	During the use period of the revolving loan line, the sum of the outstanding loan principal balances of the Borrower at any time shall not exceed the revolving loan line; the repayment date of any withdrawal shall not exceed the use period of the revolving loan line.

2.	Both parties agree that the Lender may reasonably set the amount and term of each revolving loan according to the scale and cycle characteristics of the Borrower's production and operation.

Unless otherwise agreed by both parties, the payment method for other loan funds shall be the Borrower's independent payment, that is, after the Lender disburses the loan funds to the Borrower's account according to the Borrower's withdrawal application, the Borrower shall independently pay the funds to the Borrower's counterparty in line with the agreed purpose of the Contract.

If the Borrower needs to change the above repayment plan, it shall submit a written application to the Lender 10 banking working days before the maturity of the corresponding loan. The change of the repayment plan must be jointly confirmed in writing by both parties.

3.	If the loan under this Contract needs to be extended, the Borrower shall submit a written extension application to the Lender 30 banking working days before the maturity of the loan. The decision on whether to agree to the extension shall be made by the Lender. For the application for the extension of guaranteed loans, mortgage loans or pledge loans, the guarantor, mortgagor or pledgor shall also issue a written certificate of consent. If the Lender agrees to the extension, both parties shall sign an extension agreement; if the Borrower's extension application is not approved by the Lender, the Borrower shall still repay the loan in full in accordance with the repayment term agreed in this Contract.

4.	Unless otherwise agreed by both parties, if the Borrower is in arrears with both the loan principal and interest, the Lender has the right to decide the order of repaying the principal or interest; in the case of installment repayment, if there are multiple matured or overdue loans under this Contract, the Lender has the right to decide the order of repayment; if there are multiple loan contracts between the Borrower and the Lender, the Lender has the right to decide the order of the contracts to be performed by each repayment of the Borrower.

5.	The Borrower shall repay the loan principal, interest and other payable amounts in full and on time in accordance with the agreement of this Contract. Before the close of business at the counter on the repayment date and each interest settlement date, the Borrower shall deposit sufficient funds in the repayment account opened with the Lender to cover the current interest, principal and other payable amounts. The Borrower authorizes the Lender to automatically deduct the funds on the repayment date or interest settlement date, or requires the Borrower to cooperate in handling the relevant fund transfer procedures. If the funds in the repayment account are insufficient to cover all the Borrower's matured payable amounts, the Borrower agrees that the Lender shall decide the order of repayment.

6.	The Lender has the right to recall the loan in advance according to the Borrower's fund recovery situation.

7.	Loan voucher: The loan voucher is an integral part of this Contract. If there is any inconsistency between the content recorded in this Contract (such as loan amount, withdrawal amount, repayment amount, loan issuance date and maturity date, loan term, loan interest rate, loan purpose) and that recorded in the loan voucher, the loan voucher shall prevail.

Article 16 Guarantee

If the Lender deems that any event has occurred to the Borrower or the guarantor that may affect their performance ability, or the guarantee contract becomes invalid, revoked or terminated, or the Borrower or the guarantor undergoes changes such as restructuring, merger, division, suspension of business, closure, or transfer upon approval by the competent authority, the Borrower shall ensure to notify the Lender in writing at least one month before the occurrence of the above events and immediately repay all debts to the Lender. With the prior written consent of the Lender, the Borrower may transfer the debts to the receiving unit or the newly established unit (during the debt transfer process, the Borrower shall present and submit to the Lender the official documents or relevant documents issued by its competent authority or the employer). However, the unit accepting the debts must sign a new loan contract with the Lender and submit a written certificate of consent from the corresponding guarantor or implement new guarantee measures. Before the signing of the new contract, the Lender has the right to recover the debts from the Borrower, the guarantor or the receiver of the Borrower at any time.

13.	The order of repayment of the Borrower's debts to the Lender shall take priority over the Borrower's shareholders' claims against the Borrower and shall not be inferior to the Borrower's similar debts to other creditors. From the effective date of this Contract until the full repayment of the loan principal, interest and related expenses under this Contract, the Borrower shall not repay the amounts owed to its shareholders.

14.	With regard to the loan under this Contract, the loan conditions provided by the Borrower to the Lender, such as guarantee conditions, loan interest rate pricing, and debt repayment order, shall not be less favorable than those provided to any other financial institution now or in the future.

15.	Bear the expenses incurred in the conclusion and performance of this Contract, as well as the expenses paid and to be paid by the Lender for the realization of the creditor's rights under this Contract, including but not limited to litigation or arbitration fees, property preservation fees, attorney fees, execution fees, appraisal fees, auction fees, announcement fees, etc.

16.	Account Management

(1)	The repayment account designated and opened by the Borrower with the Lender (the account agreed in Article 5) shall be a special fund recovery account, used to collect corresponding sales income or planned repayment funds. If the corresponding sales income is settled in a non-cash manner, the Borrower shall ensure to promptly transfer the funds into the fund recovery account upon receipt.

(2)	The Lender has the right to supervise the fund recovery account, including but not limited to understanding and supervising the inflow and outflow of funds in the account, and the Borrower shall cooperate. If required by the Lender, the Borrower shall sign a special account supervision agreement with the Lender.

17.	The Borrower shall not dispose of its own assets in a way that reduces its debt repayment ability, and undertakes that the total amount of its external guarantees shall not exceed [X] times its own net assets, and the total amount of external guarantees and the amount of individual guarantees shall not exceed the limit specified in its articles of association; without the prior consent of the Lender, it shall not provide guarantees to third parties with the assets formed by the loan under this Contract or provide guarantees for the loans of the Borrower in other financial institutions.

Article 18 Internal Affiliation of the Borrower

1.	The Borrower is not a group customer identified by the Lender in accordance with the Guidelines for Risk Management of Credit Business to Group Customers of Commercial Banks (referred to as the Guidelines).

2.	The Borrower is a group customer identified by the Lender in accordance with the Guidelines. The Borrower shall promptly report the relevant affiliated transaction situation to the Lender.

3.	If the Borrower and its affiliates experience major mergers, acquisitions, restructurings and other events that obviously or may affect the safety of the Lender's loan.

Article 19 Default Events and Handling

1.	The occurrence of any of the following events by the Borrower shall constitute or be deemed as a default by the Borrower in the performance of this Contract, and the Borrower shall bear liability for breach of contract:

(1)	The Borrower fails to perform its payment and repayment obligations to the Lender in accordance with the agreement of this Contract;

(2)	The Borrower fails to use the loan funds in accordance with the agreed purpose and method of this Contract or fails to use the obtained funds for the purpose agreed in this Contract; or the Borrower fails to go through the withdrawal procedures on time in accordance with the withdrawal plan, or the change of the withdrawal plan is not approved by the Lender; or the Borrower evades the Lender's entrusted payment by splitting the amount in violation of the agreement of this Contract;

(3)	The representations made by the Borrower in this Contract are untrue, or the Borrower violates the commitments made by it in this Contract;

(4)	The occurrence of the circumstances specified in Article 17, Item 12 of this Contract, etc., and the Lender deems that it may affect the financial status and performance ability of the Borrower or the guarantor, but the Borrower fails to provide new guarantees or replace the guarantor in accordance with the agreement of this Contract;

(5)	The Borrower commits a default under other contracts with the Lender; the Borrower commits a default under the credit contracts with other financial institutions;

(6)	The guarantor violates the agreement of the guarantee contract or commits a default under other contracts with the Lender;

(7)	The Borrower terminates its business or undergoes dissolution, revocation or bankruptcy;

(8)	The Borrower is involved in or may be involved in major economic disputes, lawsuits, arbitrations, or its assets are seized, detained or enforced, or it is filed for investigation or imposed with punitive measures in accordance with the law by judicial authorities or administrative authorities such as taxation and industry and commerce, which has or may affect the performance of its obligations under this Contract;

(9)	The key investors or key management personnel of the Borrower have abnormal changes, disappear or are investigated or restricted in personal freedom by judicial authorities in accordance with the law, which has or may affect the performance of its obligations under this Contract;

(10)	The credit status of the Borrower deteriorates, or the Borrower's financial indicators such as profitability, debt repayment ability, operational capacity and cash flow deteriorate, breaking through the indicator constraints or other financial agreements agreed in this Contract;

(11)	The Borrower uses false contracts with affiliated parties to obtain funds or credit from the Lender through transactions without actual transaction background; the affiliated parties experience major mergers, acquisitions, restructurings and other events that obviously or may affect the safety of the Lender's loan; or the Borrower intentionally evades the Lender's creditor's rights through affiliated transactions;

(12)	The Borrower causes liability accidents due to violations of relevant laws, regulations, regulatory requirements or industry standards such as food safety, production safety and environmental protection, which has or may affect the performance of its obligations under this Contract;

(13)	If the loan under this Contract is granted on a credit basis, the Borrower's credit rating, profit level, asset-liability ratio, net cash flow from operating activities and other indicators do not meet the Lender's credit loan conditions; or with the prior written consent of the Lender, the Borrower sets up mortgages/pledges on its effective operating assets for others or provides guarantee guarantees to others, which has or may affect the performance of its obligations under this Contract;

(14)	Other circumstances that may adversely affect the realization of the Lender's creditor's rights under this Contract.

2.	When any of the default events specified in the preceding paragraph occurs, the Borrower agrees that the Lender may take the following measures separately or simultaneously according to the specific circumstances:

(1)	Require the Borrower and the guarantor to correct their default behaviors within a time limit.

(2)	Reduce, suspend or terminate all or part of the credit line granted to the Borrower.

(3)	Suspend or terminate all or part of the acceptance of the Borrower's applications for withdrawal and other businesses under this Contract and other contracts between the Borrower and the Lender; for loans not yet disbursed, suspend or terminate all or part of the disbursement, payment and processing.

(4)	Declare all or part of the unpaid loan principal, interest and other payable amounts under this Contract and other contracts between the Borrower and the Lender immediately due.

(5)	Negotiate with the Borrower to supplement the conditions for loan disbursement and payment, or the Lender has the right to change the conditions for loan disbursement and payment according to the Borrower's credit status, such as reducing the minimum amount for entrusted payment, or the Lender has the right to require the recovery of the loan funds paid in violation of the agreement, etc.

(6)	Terminate or rescind this Contract, and terminate or rescind all or part of other contracts between the Borrower and the Lender.

(7)	Require the Borrower to compensate for the losses caused to the Lender due to its default.

(8)	With prior or subsequent notice, have the right to directly deduct funds from any account of the Borrower within the Jiangxi Rural Commercial Bank system to repay the loan principal and interest, and the immature funds in the account shall be deemed as mature in advance;

(9)	Exercise the security interest; require the guarantor to assume the guarantee liability.

(10)	If the Borrower fails to repay the loan principal, interest (including penalty interest and compound interest) or other payable amounts on time, the Lender may disclose the default information of the Borrower and the guarantor and conduct public notice for collection through public media such as television, newspapers, the Internet or other forms.

(11)	Have the right to deduct the deposits and equity dividends of the Borrower in any account of Jiangxi Rural Commercial Bank, and have the right to dispose of the equity of the Borrower, etc.

(12)	Other measures required by laws and regulations and deemed necessary and possible by the Lender.

Article 20 Reservation of Rights

The failure of one party to exercise all or part of its rights under this Contract, or to require the other party to perform or assume all or part of its obligations and liabilities, shall not constitute a waiver of such rights or an exemption from such obligations and liabilities by that party.

Any tolerance, extension or delay by one party in exercising its rights under this Contract shall not affect any rights it enjoys under this Contract and laws and regulations, nor shall it be deemed as a waiver of such rights.

Article 21 Confidentiality

Both parties guarantee to keep confidential the trade secrets (technical information, business information and other trade secrets) obtained from the other party that cannot be obtained from public channels. Without the consent of the original provider of the trade secret, neither party shall disclose all or part of the trade secret to any third party, except as otherwise provided by laws and regulations or agreed by both parties.

If one party violates the above confidentiality obligation, it shall bear corresponding liability for breach of contract and compensate for the losses caused thereby.

Article 22 Force Majeure

Force majeure as referred to in this Contract means unforeseeable, unavoidable and insurmountable objective events that have a significant impact on one party, including but not limited to natural disasters such as floods, earthquakes, fires and storms, and social events such as wars and riots.

If the performance of the Contract becomes impossible due to the occurrence of a force majeure event, the party affected by the force majeure shall immediately notify the other party in writing of the event and provide a written document detailing the event and the impossibility or need for extension of the performance of the Contract within 7 days. After confirmation by both parties, they shall negotiate to terminate the Contract or temporarily delay the performance of the Contract.

Article 23 Modification, Amendment and Termination

This Contract may be modified or amended in writing upon mutual agreement of both parties. Any modification or amendment agreed by both parties shall constitute an integral part of this Contract.

Unless otherwise provided by laws and regulations or agreed by the parties, this Contract shall not be terminated before the full performance of all the rights and obligations agreed herein.

Unless otherwise provided by laws and regulations or agreed by the parties, if any clause of this Contract is invalid, it shall not affect the legal effect of other clauses.

Article 24 Agreement on Service of Documents

1.	The contact information (including communication address, contact phone number, fax number, etc.) filled in by the Borrower in this Contract is true and valid and shall be the service address for any notices from the Lender to the Borrower. If any contact information is changed, the Borrower shall immediately send the change information to the communication address filled in by the Lender in this Contract in writing. Such information change shall take effect after the Lender receives the change notice.

2.	Unless otherwise explicitly agreed in this Contract, the Lender has the right to serve any notice to the Borrower through any of the following methods. The Lender has the right to choose the notice method it deems appropriate and shall not be liable for any transmission errors, omissions or delays occurring in the postal, fax, telephone, WeChat or any other communication system. If the Lender chooses multiple notice methods simultaneously, the one that reaches the Borrower first shall prevail.

(1)	Public announcement service: The date on which the Lender publishes the announcement on its website, online banking, telephone banking or business outlets shall be deemed as the service date;

(2)	Personal service: The date on which the Borrower signs for receipt shall be deemed as the service date; if the Borrower refuses to sign for receipt, the date on which the server records the situation on the service receipt on the spot shall be deemed as the service date;

(3)	Postal service (including express mail, ordinary mail, registered mail) to the latest known communication address of the Borrower by the Lender: The date on which the Borrower signs for receipt shall be deemed as the service date; if the Borrower does not sign for receipt, the date on which the postal item is returned shall be deemed as the service date;

(4)	Service by fax, mobile phone short message, WeChat or other electronic communication methods to the latest known fax number, designated mobile phone number, WeChat number or email address of the Borrower by the Lender: The date of sending shall be deemed as the service date.

3.	The Borrower agrees that unless the Lender receives a written notice from the Borrower about the change of communication address, the Borrower's domicile stated in this Contract shall be the communication and contact address. In the future, all account statements, collection documents, relevant legal documents and litigation document service addresses related to the loan under this Contract shall be based on this. The Borrower undertakes to promptly notify the Lender if there is any change in the communication and contact methods; otherwise, all documents served by the Lender in accordance with the communication and contact methods stated in this Contract shall be deemed as valid service, and the relevant economic and legal liabilities arising therefrom shall be borne by the Borrower and the mortgagor. During the dispute resolution process of this Contract, if the court or notary organ serves judicial documents or other written documents to the communication address confirmed by the Borrower in this Contract by postal service (including express mail, ordinary mail, registered mail), the date on which the Borrower signs on the service receipt shall be the service date; if the Borrower does not sign on the service receipt, the date on which the postal item is returned shall be the service date.

The court or notary organ has the right to serve any notice to the Borrower through any of the communication methods agreed in Paragraph 2 of this Article. The court or notary organ has the right to choose the communication method it deems appropriate and shall not be liable for any transmission errors, omissions or delays occurring in the postal, fax, telephone, telex or any other communication system. If the court or notary organ chooses multiple communication methods simultaneously, the one that reaches the Borrower first shall prevail.

Article 25 Attachments

Relevant attachments jointly confirmed by both parties shall constitute an integral part of this Contract and have the same legal effect as this Contract.

Article 26 Other Agreements

1.	Without the prior written consent of the Lender, the Borrower shall not transfer any rights or obligations under this Contract to a third party.

2.	The Lender has the right to transfer the creditor's rights under this Contract to a third party, but shall notify the Borrower.

3.	Without prejudice to other agreements of this Contract, this Contract shall be legally binding on both parties and their legally generated successors and assignees.

4.	The transaction under this Contract is conducted based on the independent interests of each party. If, in accordance with relevant laws, regulations and regulatory requirements, other parties to the transaction constitute affiliated parties or related persons of the Lender, each party shall not seek to use such affiliated relationship to affect the fairness of the transaction.

5.	The headings and business names in this Contract are only used for convenience of reference and shall not be used to interpret the content of the clauses or the rights and obligations of the parties.

6.	The Lender has the right to provide the information related to this Contract and other relevant information of the Borrower to the Credit Reference Center of the People's Bank of China and other legally established credit information databases in accordance with relevant laws, regulations and regulatory requirements, for inquiry and use by qualified institutions or individuals in accordance with the law. The Lender also has the right to inquire about the relevant information of the Borrower through the Credit Reference Center of the People's Bank of China and other legally established credit information databases for the purpose of concluding and performing this Contract.

Both parties confirm that the lender and the borrower have fully negotiated all the clauses of this Contract. The Lender has specially reminded the Borrower to pay attention to all clauses concerning the rights and obligations of both parties, made a comprehensive and accurate understanding of them, and has explained and illustrated the relevant clauses at the request of the Borrower. The Borrower has carefully read and fully understood all the contents and clauses of the Contract, confirms that there is no misunderstanding or doubt about all the contents and clauses, and the lender and the borrower have a complete consistent understanding of the contents and clauses of this Contract and have no objection to the contents and clauses of the Contract.

(The Borrower shall fill in the above accordingly)

(No text below, for the signing page of both parties)